Exhibit 16.1

September 5, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: rYojbaba Co., Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 6-K, dated September 5, 2025 of rYojbaba Co., Ltd. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 6-K.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, California